Exhibit 99.1

Contacts

Julie LeberLauren Burgos

Spotlight Marketing CommunicationsSpotlight Marketing Communications

949.427.1391949.427.1399

julie@spotlightmarcom.com lauren@spotlightmarcom.com

Strategic Storage Trust IV Acquires Newly Constructed, Class A,

716-Unit Self Storage Facility in the Greater Phoenix Area

PHOENIX – (Dec. 20, 2019) – Strategic Storage Trust IV, Inc., a public non-traded real estate investment trust sponsored by an affiliate of SmartStop Self Storage REIT, Inc., announced today the acquisition of a newly constructed, 716-unit self storage facility in Surprise, Arizona, a suburb of Phoenix.

The acquisition of the Class A facility marks Strategic Storage Trust IV’s 22nd wholly owned property acquisition and its first property in the Phoenix area.

“With the acquisition of this new facility, Strategic Storage Trust IV has established a presence in Arizona’s thriving Northwest Valley,” said Wayne Johnson, chief investment officer. “Located just 45 minutes from downtown Phoenix, Surprise’s growing commercial, residential and retail sectors meet our goal of strategically providing storage solutions in areas with strong demographics and high barriers to entry.”

Located at 13788 W. Greenway Road, the facility is comprised of approximately 79,000 square feet of space and is situated on 3.13 acres of land. Constructed in 2019, the self storage property features climate control, drive-up access, ground-level units, overhead lighting, and wide aisles and driveways.

This location is well positioned close to U.S. Highway 60 and is in proximity to Surprise Stadium, Surprise City Hall, Surprise Community Park, and the communities of West Point Towne Center, Stadium Village, Mountain Vista Ranch, Ashton Ranch, and Sun City.

Additional details are available on the SmartStop website at https://smartstopselfstorage.com/find-storage/az/surprise/13788-w-greenway-rd

About Strategic Storage Trust IV, Inc. (SST IV)

SST IV is a public non-traded REIT that focuses on the acquisition of stabilized and growth self storage properties. SST IV owns 22 self storage facilities comprising approximately 16,000 self storage units and 1.8 million net rentable square feet of storage space, as well as four parcels of land under development.

About SmartStop Self Storage REIT, Inc. (SmartStop)

SmartStop is a self-managed REIT with a fully integrated operations team of approximately 380 self storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC, also sponsors other self storage programs, including Strategic Storage Trust IV, Inc., a public non-traded REIT, and other private programs. SmartStop is the tenth-largest self storage company in the U.S., with approximately $1.5 billion of real estate assets under management, including 112 properties in 17 states and Toronto, Canada that are directly owned and managed by SmartStop, as well as a growing portfolio of 28 properties in 10 states and Toronto, Canada where SmartStop serves as the property manager for properties owned by its sponsored programs. In total, this portfolio comprises approximately 92,000 units and 10.5 million rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com.

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